Consent of KPMG LLP


The Board of Directors
Inland Real Estate Corporation


We consent to incorporation by reference in the registration statement (No. 333-70699) on Form S-3 of Inland Real Estate Corporation of our report dated February 8, 1999, relating to the historical summary of gross income and direct operating expenses of Woodland Commons for the year ended December 31, 1998 and our report dated February 24, 1999, relating to the historical summary of gross income and direct operating expenses of Gateway Square Shopping Center for the year ended December 31, 1998, which reports appear in the Current Report on Form 8-K of Inland Real Estate Corporation dated March 31, 1999.

                                           /s/ KPMG LLP

Chicago, Illinois
March 31, 1999